Exhibit i.1

KOHLBERG CAPITAL

2006 EQUITY INCENTIVE PLAN

1. PURPOSE AND CERTAIN DEFINED TERMS

The purpose of this Equity Incentive Plan (the “Plan”) is to advance the interests of the Company (as defined below), by providing for the grant to employees, officers and, to the extent permitted by exemptive or other relief that may be granted by the Securities and Exchange Commission or its staff, directors who are not also employees or officers of the Company, of options to acquire Shares (as defined below), and, to the extent permitted by exemptive or other relief that may be granted by the Securities and Exchange Commission or its staff, other Share-based awards, including without limitation restricted Shares and options to acquire restricted Shares (collectively, the “Awards”). At all times during such periods as the Company qualifies or intends to qualify as a “business development company” under the Investment Company Act of 1940, as amended (the “1940 Act”), the terms of the Plan shall be construed to the maximum extent possible, as determined by the Board (as defined below) of the Company, to conform to the Share-based compensation requirements applicable to “business development companies” under the 1940 Act. Any employee, officer or director selected to receive an Award under the Plan is referred to as a “participant.”

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Board” means, prior to Conversion, the board of managers of the LLC and, at and after Conversion, the board of directors of the Corporation.

“Company” means, prior to Conversion, the LLC and, at and after Conversion, the Corporation.

“Conversion” means the conversion of the LLC, pursuant to Section 265 of the Delaware General Corporation Law and Section 216 of the Delaware Limited Liability Company Act, to the Corporation.

“Corporation” means Kohlberg Capital Corporation, a Delaware corporation.

“LLC” means Kohlberg Capital, LLC, a Delaware limited liability company.

“Performance Criteria” or, in the singular, “Performance Criterion,” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-

based compensation exception under Section 162(m) of the Code, a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Board may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Shares” means, prior to Conversion, the common units of the LLC and, at and after Conversion, the common stock, $.01 par value per share, of the Corporation.

“Shareholders” means, prior to Conversion, the members of the LLC and, at and after Conversion, the stockholders of the Corporation.

2. ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have discretionary authority, not inconsistent with the express provisions of the Plan, (a) to grant Awards to such Eligible Persons (defined below in Section 5 hereof) as the Board may select; (b) to determine the time or times when Awards shall be granted and the number of Shares subject to each Award; (c) to determine the terms and conditions of each Award; (d) to prescribe the form or forms of any instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (e) to adopt, amend, and rescind rules and regulations for the administration of the Plan; and (f) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Board shall be conclusive and shall bind all parties. Subject to Section 9 hereof, the Board shall also have the authority, both generally and in particular instances, to waive compliance by a participant with any obligation to be performed by him or her under an Award, to waive any condition or provision of an Award, and to amend or cancel any Award (and if an Award is canceled, to grant a new Award on such terms as the Board shall specify), except that the Board may not take any action with respect to an outstanding Award that would adversely affect the rights of the participant under such Award without such participant’s consent. Nothing in the preceding sentence shall be construed as limiting the power of the Board to make adjustments required by Sections 4(c) and 6(i) hereof or by applicable law. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Board will exercise its discretion consistent with qualifying the Award for that exception.

The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to a committee (the “Committee”), in which event all references (as appropriate) to the Board hereunder shall be deemed to refer to the Committee.

3. EFFECTIVE DATE AND TERM OF PLAN

The Plan shall become effective on the date on which it is approved by the Shareholders of the Company. Grants of Awards under the Plan may be made prior to that date (but after Board adoption of the Plan, which date shall be set forth at conclusion of this Plan), subject to approval of the Plan by the Shareholders.

No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

4. SHARES SUBJECT TO THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares that may be the subject of Awards granted under the Plan shall be 1,500,000. If any option Award granted under the Plan terminates without having been exercised in full, or upon exercise is satisfied other than by delivery of Shares, or if any Share Award is repurchased by the Company, the number of Shares as to which such Award was not exercised shall be available for future grants.

The maximum number of Shares for which any option Award may be granted to any person in any calendar year shall be                     . The maximum number of Shares that may be granted to any person under other Awards (if any and to the extent permitted under the 1940 Act) in any calendar year shall be                     . The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code (if applicable) and Section 61 of the 1940 Act.

(b) Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Shares, or if the Board so decides in its sole discretion, previously issued Shares acquired by the Company and held in its treasury. No fractional Shares shall be delivered under the Plan.

(c) Changes in Shares. In the event of a Share dividend, Share split or combination of Shares, recapitalization, or other change in the Shares, the number and kind of Shares or securities of the Company subject to Awards then outstanding or subsequently granted under the Plan, the exercise price of such Awards, the maximum number of Shares or securities that may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

The Board may also adjust the number of Shares subject to outstanding Awards, the exercise price of outstanding Awards, and the terms of outstanding Awards, to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers (except those described in Section 6(i)), acquisitions or dispositions of securities or property, or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan. References in the Plan to Shares will be construed to include any units, any stock or any other securities resulting from an adjustment pursuant to this Section 4(c).

5. AWARDS; ETC.

Persons eligible to receive Awards under the Plan (“Eligible Persons”) shall be those key employees and officers, and to the extent permitted by exemptive or other relief that may be granted by the Securities and Exchange Commission or its staff, directors who are not also employees or officers of the Company or, to the extent permitted by exemptive or other relief that may be granted by the Securities and Exchange Commission or its staff, subsidiaries of the Company who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company and its subsidiaries. A subsidiary for purposes of the Plan shall be a corporation[, limited liability company or other entity] in which the Company owns, directly or indirectly, equity securities possessing 50% or more of the total combined voting power of all classes of equity securities. Notwithstanding the foregoing, in the case of an Award that is an incentive option, an Eligible Person shall only be those employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

In the case of an Award of restricted Shares (to the extent such Awards are permitted by exemptive relief or other relief that may be granted by the Securities and Exchange Commission or its staff) that is intended to qualify as performance-based for the purposes of Section 162(m) of the Code, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Awards, the Board will pre-establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) of the Code). The Performance Criteria so established shall serve as a condition to either the grant of the Award or the vesting of Shares subject to the Award, as determined by the Board. Prior to grant or vesting, as the case may be, the Board will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution. No Award of restricted Shares that is intended to qualify as performance-based for the purposes of section 162(m) of the Code may be granted after the first meeting of the Shareholders of the Company held in 2010 until the Performance Criteria have been resubmitted to and reapproved by the Shareholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

6. TERMS AND CONDITIONS OF AWARDS

(a) Code Section 409A Exemption. Except as the Board otherwise determines, no option shall have deferral features, or shall be administered in a manner, that would cause such option to fail to qualify for exemption from Section 409A of the Code. Any option resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Board, consistent with the requirements of Section 409A of the Code.

(b) Exercise Price of Options. The exercise price of each option shall be determined by the Board. The exercise price of an option will not be less than the fair market value (and if no fair market value exists at the time of issuance, the current net asset value of the Shares) of the Shares subject to the Award determined at the date of grant. Fair market value shall be determined by the Board consistent with the requirements of Section 409A of the Code and Section 61 of the 1940 Act, as applicable. No option, once granted, may be repriced other than in accordance with the 1940 Act and the applicable Shareholder approval requirements of the NASDAQ Global Market.

(c) Duration of Options. An option shall be exercisable during such period or periods as the Board may specify. The latest date on which an option may be exercised (the “Expiration Date”) shall be the date that is ten years from the date the option was granted or such earlier date as may be specified by the Board at the time the option is granted.

(d) Exercise of Options.

(1)	An option shall vest or become exercisable at such time or times and upon such conditions as the Board shall specify. In the case of an option not immediately exercisable in full, the Board may at any time accelerate the time at which all or any part of the option may be exercised regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

(2)	Any exercise of an option shall be in writing, signed by the proper person and furnished to the Company, accompanied by (i) such documents as may be required by the Board and (ii) payment in full as specified below in Section 6(e) for the number of Shares for which the option is exercised.

(3)	The Board shall have the right to require that the participant exercising the option remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes) arising in connection with the exercise of the option. If permitted by the Board and to the extent permitted under the 1940 Act, either at the time of the grant of the option or in connection with exercise, the participant may elect, at such time and in such manner as the Board may prescribe, to satisfy such withholding obligation by (i) delivering to the Company Shares owned by such individual having a fair market value equal to such withholding obligation, or (ii) requesting that the Company withhold from the Shares to be delivered upon the exercise a number of Shares having a fair market value equal to such withholding obligation.

(4)	If an option is exercised by the executor or administrator of a deceased participant, or by the person or persons to whom the option has been transferred by the participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

(e) Payment for and Delivery of Shares. Shares purchased upon exercise of an option under the Plan shall be paid for as follows: (i) in cash, check acceptable to the Company (determined in accordance with such guidelines as the Board may prescribe), or money order payable to the order of the Company, or (ii) if so permitted by the Board (which, in the case of an incentive option, shall specify such method of payment at the time of grant) and to the extent permitted by the 1940 Act and otherwise legally permissible, (A) through the delivery of Shares (which, in the case of Shares acquired from the Company, shall have been held for at least six months unless the Board specifies another period) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, or (B) if so permitted by the Board and to the extent permitted by the 1940 Act, by delivery of a promissory note of the participant to the Company, such note to be payable on such terms as are specified by the Board provided that the interest rate on such note shall be at a fair market rate, or (C) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (D) by any combination of the permissible forms of payment. The delivery of Shares in payment of the exercise price under clause (ii)(A) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership subject to such rules as the Board may provide.

(f) Delivery of Shares. A participant shall not have the rights of a Shareholder with regard to Awards under the Plan except as to Shares actually received by him or her under the Plan.

(g) Dividend Equivalents, Etc. To the extent permitted under the 1940 Act, the Board may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award.

(h) Nontransferability of Awards. No option, Share, or other Award may be transferred other than by will or by the laws of descent and distribution, and during a participant’s lifetime an Award may be exercised only by him or her.

(i) Mergers, etc. To the extent permitted under the 1940 Act, the following provisions shall apply in the event of a Covered Transaction (as defined below).

(1)	Subject to subparagraph (2) below, all outstanding Awards requiring exercise will terminate and cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the Covered Transaction (as defined in subparagraph (3) herein), provided that the Board may in its sole discretion on or prior to the effective date of the Covered Transaction take any (or any combination of) the following actions: (i) make any outstanding option exercisable in full, (ii) remove any performance or other conditions or restrictions on any Award and (iii) in the event of a Covered Transaction under the terms of which holders of the Shares of the Company will receive upon consummation thereof a payment for each such Share surrendered in the Covered Transaction (whether cash, non-cash or a combination of the foregoing), make or provide for a payment (with respect to some or all of the Awards), to the participant equal in the case of each affected Award to the difference between (A) the fair market value of a Share times the numbers of Shares subject to such outstanding Award (to the extent then exercisable at prices not in excess of the fair market value) and (B) the aggregate exercise price of all Shares subject to such outstanding Award, in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Committee determines; or

(2)	With respect to an outstanding Award held by a participant who, following the Covered Transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction or any affiliate of such an entity, the Board may at or prior to the effective time of the Covered Transaction, in its sole discretion and in lieu of the action described in subparagraph (1) above, arrange to have such surviving or acquiring entity or affiliate assume any Award held by such participant outstanding hereunder or grant a replacement Award which, in the judgment of the Board is substantially equivalent to any Award being replaced.

(3)	For purposes of this Section 6(i), a “Covered Transaction” is a (i) Share sale, consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(j) No Grants in Contravention of the 1940 Act. At all times during such periods as the Company qualifies or intends to qualify as a “business development company,” no Award may be granted under the Plan if the grant or terms of such Award would cause the Company to violate Section 61 of the 1940 Act (or any other provision of the 1940 Act applicable to “business development companies”), and, if approved for grant, such an Award will be void and of no effect.

In furtherance of the intent that Awards available to be granted under the Plan be limited to those that can be granted by a “business development company” qualifying as such under the 1940 Act, except as otherwise permitted by exemptive relief or other relief that may be granted by the Securities and Exchange Commission or its staff and determined by the Board, restricted Shares and unrestricted Shares may be awarded only in exchange for full payment (as determined by the Board).

7. TERMINATION OF EMPLOYMENT

(a) Unless the Board expressly provides otherwise, immediately upon the cessation of the participant’s employment or services an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(1)	subject to (2) and (3) below, all vested options held by the participant immediately prior the cessation of the participant’s employment, to the extent then exercisable, will remain exercisable for the less of (i) a period of 90 days or (ii) the period ending on the latest date on which such option could have been exercised without regard to this Section 7(a)(1), and will thereupon terminate;

(2)	all vested options held by a participant immediately prior to the participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the 180 day period ending following the participant’s death or (ii) the period ending on the latest date on which such option could have been exercised without regard to this Section 7(a), and will thereupon terminate;

(3)	all options (whether or not vested) held by a participant immediately prior to the cessation of the participant’s employment for “Cause” will immediately terminate; for this purpose, “Cause” shall have the same meaning as provided in the employment agreement between the participant and the Company or its Affiliate, provided that if the participant is not a party to any such agreement, “Cause” shall mean (i) the participant’s chronic alcoholism or drug addiction; (ii) fraud, embezzlement, theft, dishonesty, or any deliberate misappropriation of any material amount of money or other assets or property of the Company or any of its Affiliates by the paragraph; (iii) willful failure to perform, or gross negligence in the performance of, the participant’s duties and responsibilities to the Company and its Affiliates; (iv) the participant’s material breach of any agreement between the participant and the Company or its Affiliates except where the breach is caused by incapacity or disability of the participant; (v) charge, indictment or conviction of, or plea of nolo contendere by, the participant to a felony or other crime involving moral turpitude; (vi) the participant’s material breach of his fiduciary duties as an officer, trustee, or director of the Company or any of its Affiliates; (vii) the participant’s willful refusal or failure to carry out a lawful and reasonable written directive of the Board or its designee, which failure or refusal does not cease within fifteen (15) days after written notice of such failure is given to the participant by the Company; or (viii) the participant willful misconduct which has, or could be reasonably expected to have, a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates; and

(4)	Except as otherwise provided in an Award, after completion of the 90-day (or 180-day) period, such Awards shall terminate to the extent not previously exercised, expired, or terminated.

No option shall be exercised or surrendered in exchange for a cash payment after the Expiration Date.

(b) In particular but not in limitation of the foregoing, the Board may provide in the case of any Award for post-termination exercise provisions different from those expressly set forth in this Section 7, including without limitation terms allowing a later exercise by a former employee (or, in the case of a former employee who is deceased, the person or persons to whom the Award is transferred by will or the laws of descent and distribution) as to all or any portion of the Award not exercisable immediately prior to termination of employment or other service, but in no case may an Award be exercised after the Expiration Date.

8. EMPLOYMENT RIGHTS

Neither the adoption of the Plan nor the grant of Awards shall confer upon any participant any right to continue as an employee of the Company, its parent, or any subsidiary or affect in any way the right of the Company, its parent, or a subsidiary to terminate the participant’s relationship at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under this Plan shall not constitute an element of damages in the event of termination of the relationship of a participant even if the termination is in violation of an obligation of the Company to the participant by contract or otherwise.

9. DISCONTINUANCE, CANCELLATION, AMENDMENT, AND TERMINATION

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan the Board may not, without the participant’s consent, alter the terms of an Award so as to affect adversely the participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon Shareholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Committee.

10. LIMITATION OF LIABILITY

Notwithstanding anything to the contrary in the Plan, neither the Company, any subsidiary, nor the Board, nor any person acting on behalf of the Company, any subsidiary, or the Board, shall be liable to any participant or to the estate or beneficiary of any participant or to any other holder of an option by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an option to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 10 shall limit the ability of the Board to provide by separate express written agreement with a participant for a gross-up payment or other payment in connection with any such tax or additional tax.

11. WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

12. LEGAL CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

Approved as of                     , 2006

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